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                                                                    EXHIBIT 99.1

                                                NEWS RELEASE DATED MARCH 9, 2004
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                                                                   NEWS FROM UTi


Contacts:

Lawrence R. Samuels                                 Cecilia Wilkinson/Angie Yang
Chief Financial Officer                             PondelWilkinson MS&L
UTi Worldwide Inc.                                  323.866.6089
310.604.3311                                        investor@pondel.com


                       UTi WORLDWIDE ANNOUNCES NEW LEVELS
                   OF VISIBILITY FOR CUSTOMERS' SUPPLY CHAINS

                 -- COMPANY UPDATES ON PROPOSED IHD ACQUISITION
              AND BEGINS FURNISHING SUPPLEMENTAL FINANCIAL DATA --

         RANCHO DOMINGUEZ, CALIFORNIA - MARCH 9, 2004 - UTi Worldwide Inc. (NASDAQ NM: UTIW) will introduce, at a meeting of analysts and investors to be held today, eMpower(5)(TM), an upgraded version of the company's proprietary information technology system. eMpower(5) is an integrated technology solution that provides superior global visibility across all facets of customers' supply chains in one application view. At today's meeting, the company will unveil an enhanced focus on global integrated logistics that assures customers access to new levels of information about the goods in their own supply chains - whether at rest or in motion - on a real-time basis.

         "Supply chain visibility has taken another leap forward with our roll-out of eMpower(5)," said Linda C. Bennett, UTi's senior vice president and chief information officer. "We have re-engineered and integrated our suite of information systems to give our customers a single view of their individual supply chains - from warehousing and order management, to freight forwarding and distribution - all on one screen. We believe the completion of this technology integration marks an important milestone in the development of global integrated logistics."

         Also at the investor meeting today, UTi's technology partner firms, TIBCO Software and Cognos, will discuss the role of their technologies now integrated into eMpower(5) as one seamless UTi platform to improve supply chain visibility for UTi's customers. The company said it plans to roll out the new service to major customers over the next 12 months.

         "The presentations being made today highlight UTi's focused attention to our NEXTLEAP strategy that has carried our company to new levels of productivity and value for our customers," said Gene


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Ochi, senior vice president marketing and global growth. "eMpower(5) solidifies
UTi's leadership position in the evolution of global integrated logistics and is further evidence of our commitment to partner with customers to give them end-to-end visibility into their supply chains, all the way down to the SKU level. And, through that visibility, our customers gain important advantages toward improved cash, inventory and other resource utilization that we believe are essential for today's managers - from the C-suite through line operations - looking to reduce complexity and improve service in the global marketplace."

          As an update to the company's previously announced plan to acquire International Healthcare Distributors (Pty) Ltd., UTi said that it has now received the unconditional approval of the South African Competition Authorities as well as signed distribution agreements from all 11 selling shareholders. However, certain wholesalers are challenging aspects of the ruling of the Competition Authorities, which includes a settlement agreement between the selling shareholders and the Competition Authorities. The implementation of the settlement agreement is a pre-condition to closing the proposed IHD transaction. The appeal process is scheduled to begin in April 2004. In addition, since the execution of the acquisition agreement announced by the company on December 2, 2003, the South African Government has announced its intention to introduce legislation that may impact the pharmaceutical industry in that country. Consequently, the sellers and UTi are awaiting further developments concerning the proposed legislation in order to assess its potential impact, if any, on the currently proposed structure of the transaction, and an anticipated date of closing cannot now be specified.

         In addition, UTi said it will begin providing supplemental financial information to improve understanding of the company's freight forwarding/customs brokerage and contract logistics/distribution services. This supplemental information will be furnished today by the company to the SEC on Form 8-K and will be accessible through UTi's website at www.go2uti.com or through the SEC at www.sec.gov.

ABOUT UTI WORLDWIDE

         UTi Worldwide Inc. is an international, non-asset based supply chain management company providing air and ocean freight forwarding, contract logistics, customs brokerage and other logistics-related services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation


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providers and expertise in outsourced logistics services to optimize the operation of its customers' global supply chains.

SAFE HARBOR STATEMENT
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         Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the "safe-harbor" provisions contained in those sections. Such statements may include, but are not limited to, the company's discussion of its global integrated logistics business model and the value of its technologies and services. Many important factors may cause the company's actual results to differ materially from those discussed in any such forward-looking statements, including acceptance of new technologies; increased competition; integration and other risks associated with acquisitions; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations; the success and effects of new strategies; and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. Additionally, the company and the sellers involved in the proposed IHD transaction are assessing certain potential legislation concerning the pharmaceutical industry in South Africa and its impact, if any, on the structure of the proposed transaction. The proposed IHD transaction might not close for a variety of reasons, including the failure to satisfy closing or other conditions. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi's objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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